EXHIBIT 10.16

AMENDMENT TO AGREEMENT DATED MAY 15, 2006

The Agreement dated May 15, 2006 by and between Video Without Boundaries, inc., a Florida corporation (now known as MediaREADY, Inc. and hereinafter referred to as “MediaREADY” or the “Company”) and David Aubel (“Aubel”) (the “Agreement”) is hereby amended with this Amendment to the Agreement dated November 15, 2006   (the “Amendment”).  MediaREADY and Aubel are collectively referred to herein as the “Parties.”

W I T N E S S E T H:

WHEREAS, Aubel has for several years had, and continues to have, a substantial outstanding indebtedness in MEDIAREADY;

WHEREAS, the Parties entered into the Agreement for purposes of setting forth the terms and conditions pursuant to which Aubel may convert outstanding debt into shares of the Company’s common stock;

WHEREAS, due to the Company’s continued lack of additional meaningful funding sources, including insufficient cash flow from operations for working capital purposes, the Company has been dependent upon Aubel for additional substantial capital in the form of loans to fund its operations subsequent to the execution of the Agreement; and

WHEREAS, in view of such additional funding provided to the Company by Aubel, the Parties   wish to ratify certain modifications to the Agreement undertaken post May 15, 2006 with the consent of both Parties, and to further modify the Agreement on a going forward basis as described herein;

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged by the Parties hereto, the Parties agree as follows:

1.

For the third quarter of 2006, the Parties hereby ratify Aubel’s right to convert outstanding debt into shares of the Company’s common stock on the following basis: in the aggregate, no more than twelve percent (12%) of the Company’s then issued and outstanding common stock may be converted by Aubel in such third quarter, and further provided that as to each individual conversion effected by Aubel in such third quarter, such conversion be less than five (5%) percent of the Company’s then issued and outstanding common stock;

2.  For the fourth quarter of 2006, the Parties hereby ratify Aubel’s right to convert outstanding debt into shares of the Company’s common stock on the following basis: in the aggregate, no more than six percent (6%) of the Company’s then issued and outstanding common stock may be converted by Aubel in such fourth quarter, and further provided that as to each individual conversion effected by Aubel in such fourth quarter, such conversion be less than five (5%) percent of the Company’s then issued and outstanding common stock;

3.  Thereafter, as of the first quarter of 2007, the debt to shares of common stock conversion rate will return to the nine (9%) percent cap per quarter set forth in the Agreement, provided further that  as to each individual conversion effected by Aubel in any such quarter, such conversion be less than five (5%) percent of the Company’s then issued and outstanding common stock

All other terms and conditions of the Agreement remain in full force and effect.

MediaREADY, Inc.

/s/ JEFFREY HARRELL
Jeffrey Harrell,
President & CEO

/s/ DAVID AUBEL
David Aubel